UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2009

TYCO ELECTRONICS LTD.
(Exact Name of Registrant as Specified in its Charter)

Bermuda	98-0518048
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-33260
(Commission File Number)

Second Floor, 96 Pitts Bay Road
Pembroke, HM 08, Bermuda
(Address of Principal Executive Offices, including Zip Code)

441-294-0607
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On April 16, 2009, the Company issued the press release attached as Exhibit 99.1 to this report, which is incorporated in this Item 1.01 by reference, relating to its entry into a definitive agreement to sell its Wireless Systems business.

Item 2.02.  Results of Operations and Financial Condition

On April 16, 2009, Tyco Electronics Ltd. (the “Company”) issued a press release reporting the Company’s preliminary second quarter results for fiscal 2009. A copy of the press release attached as Exhibit 99.1 to this report is incorporated by reference in this Item 2.02.

Item 2.06.  Material Impairments

In response to economic conditions during the fiscal quarter ended March 27, 2009, the Company determined that a triggering event with respect to goodwill had occurred primarily in the Automotive and Communications and Industrial Solutions reporting units in the Electronic Components segment.  The triggering event was identified when the reporting units experienced further declines in sales and productivity as a result of worsening economic conditions during the second quarter of fiscal 2009.  As a result of the declines, future growth and profitability expectations are significantly lower than previous estimates.

The results of step I goodwill impairment tests performed on the impacted reporting units revealed that the carrying value of each reporting unit exceeded the fair value, indicating a potential impairment of the goodwill assigned to those reporting units.

On April 14, 2009, the Company concluded that a goodwill impairment charge for each of the impacted reporting units was probable.  While the step II analysis to quantify the amount of the impairment is not yet complete, the Company estimates that the non-cash goodwill impairment charge during the quarter ended March 27, 2009 will be in the range of $3.3 to $3.8 billion.

The Company expects to complete its analysis and record the final non-cash impairment charge in its Form 10-Q to be filed for the fiscal quarter ended March 27, 2009.

Item 9.01.  Financial Statements and Exhibits

(d)        Exhibits

Exhibit No.	Description

99.1	Press release issued April 16, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO ELECTRONICS LTD.
(Registrant)

By:
/s/ Terrence R. Curtin
Terrence R. Curtin
Executive Vice President and
Chief Financial Officer

Date: April 16, 2009